Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Member

Eagle Point Credit Company LLC

We consent to the use of our report dated July 25, 2014, included herein, with respect to the schedule of investments of Eagle Point Credit Company LLC (a wholly owned subsidiary of Eagle Point Credit Partners Sub, Ltd.) as of June 30, 2014, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus.

/s/ KPMG LLP

New York, NY

September 26, 2014